Exhibit 10.19

[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SUPPLY AGREEMENT

This Supply Agreement (the “Agreement”) is entered into by and among Nikola Corporation (“Nikola”), a Delaware corporation and Romeo Systems, Inc. (“Romeo”), a Delaware corporation, effective as of August 28, 2020 (the “Effective Date”). Nikola or Romeo may be collectively referred to as the “Parties” or individually as a “Party.”

RECITALS

WHEREAS, Nikola is a manufacturer of battery electric vehicles.

WHEREAS, Romeo is willing to productionize and supply Batteries (as defined herein) for Nikola vehicles in accordance with this Agreement.

WHEREAS, Romeo is willing to engage the support of BorgWarner Romeo Power LLC (the “JV”) to industrialize and productionize the Batteries.

WHEREAS, Nikola is willing to purchase Batteries for Nikola vehicles from Romeo in accordance with this Agreement.

NOW, THEREFORE, in consideration of the premises and the promises made herein, as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Nikola and Romeo agree to be legally bound as follows:

AGREEMENT

1.         Scope. This Agreement sets forth the terms and conditions between Nikola or Romeo and its Affiliates (as defined herein) regarding the purchase and supply of automotive-grade Romeo [*] as described in Annex 4 (“Packs”) and the necessary battery management software (“BMS”), (the necessary cells, Modules, Packs, & BMS together as “Battery” or “Batteries,” as the case may be). [*]

2.         Term. This Agreement shall commence on the Effective Date and, unless terminated as set forth herein, shall remain in effect until [*] after the start of serial production of the Batteries following Level 5 PPAP on production tooling.  The effective period of this Agreement is referred to as the “Term.” The provisions of Sections 12 through and including 25 and the Annexes hereto will survive the termination of this Agreement.

3.         Quantity. During the Term, Nikola shall purchase, and Romeo shall deliver, at least [*] (“Quantity Satisfaction”), subject to the other terms hereof.

4.         Forecast. Nikola or its designee(s) shall provide quarterly written rolling [*] forecasts indicating Nikola’s projected demand for Batteries (each such forecast, a “Forecast”).  Romeo will accept each such Forecast unless it notifies Nikola in writing to the contrary within five (5) business days after receiving such Forecast.  Romeo’s only basis for rejecting a Forecast shall be that it is inconsistent with the Quantity Satisfaction in that (i) the required deliveries are unreasonably clustered (rather than spread over the period of the Forecast) to an extent that imposes an unreasonable burden on Romeo or (ii) the number of Batteries in the Forecast is less than required to meet the Quantity Satisfaction.  If Romeo rejects a Forecast, the parties hereto will promptly confer and mutually agree upon a revised Forecast.  Romeo will timely commence the manufacture of Batteries in order to deliver the Batteries by the dates indicated in each accepted Forecast.  Subject to the Quantity Satisfaction obligations, Nikola may reduce the Battery quantities in a given Forecast without penalty for such reduction, except that Batteries scheduled for delivery within [*] from the date of any such notice of reduction by Nikola will be non-cancellable.

5.         Battery Pricing. Romeo shall provide Batteries, including the BMS, consisting of and limited to the following costs per kilowatt hour:

(a)        [*]

(b)        [*]

(c)        [*].

[*].

6.         [*].

7.         Purchase Orders.

(a)        Romeo will accept and timely fulfill all Purchase Orders (as defined herein) that Nikola or its designee(s) issues by the delivery date requested in such Purchase Order so long as the number of Batteries indicated does not exceed the quantity specified in the applicable accepted Forecast with respect to the relevant delivery period and Nikola is current on payment of past invoices.  Romeo’s failure to reject any Purchase Order within five (5) business days shall be deemed to constitute acceptance thereof.  “Purchase Order” means Nikola’s or its designee(s)’s written or electronically transmitted instruction to Romeo that Romeo accepts for deliver Batteries pursuant to applicable delivery or performance dates and locations.

(b)        Subject to Sections 3 and 4, Nikola or its designee(s) may: (i) cancel any Purchase Order, or any portion thereof or (ii) reschedule the shipment date of undelivered Batteries and/or redirect shipments of Batteries to alternate locations at any time in its sole discretion for any reason; except that Purchase Orders will become non-cancellable on the date that is [*] from the original scheduled delivery date or, if later, the cell producer’s order lead time, subject to the provisions and Romeo’s obligations below. Upon receipt of notice from Nikola of the cancellation of any portion of a Purchase Order (“Cancelled Portion”), Romeo shall immediately cease all activities associated with such Cancelled Portion and incur no further costs in connection with such Cancelled Portion. Notwithstanding anything herein to the contrary, Nikola will not be liable for any costs in connection with such Cancelled Portion, except for the: (i) portion of the Batteries delivered and/or Services performed prior to the notice of the cancellation provided that such Batteries and/or Services comply with the duties and obligations of this Agreement; (ii) necessary raw materials and components (if any) that were acquired by Romeo in order to comply with the duties and obligations set forth in this Agreement and associated Purchase Order, which were ordered for delivery no earlier than necessary in order to meet the delivery dates specified in the subject Purchase Order, and which could not be returned for a refund or credit or used for or sold to any of Romeo’s ’s other customers.  Romeo shall notify Nikola of the cost of any cancellation, reschedule or redirection within ten (10) Business Days of notification.

(c)        Unless mutually agreed in writing otherwise, all Purchase Orders will be governed by the terms and conditions of this Agreement.  As between Nikola and Romeo, any different or additional terms in any proposal, acknowledgement form or any other document will be of no force or effect and will not become part of the agreement between the Parties.

(d)        Romeo may not invoice for Batteries until title transfer, which will be deemed to occur when Nikola or its designee assumes the risk of loss or damage.  Payment terms are [*] from the date Nikola or its designee(s) receives an undisputed invoice.  All amounts payable will be stated and paid in United States Dollars.

(e)        Without limiting Nikola’s obligations under Section 3, Nikola is not obligated to purchase any Batteries except pursuant to a Purchase Order it or its designee(s) issues.  Except for amounts due pursuant to a Purchase Order, Nikola will not be responsible for any costs in connection with the supply or purchase of any Batteries.

8.         Manufacture & Delivery.  TIME IS OF THE ESSENCE AS TO THE SUPPLY AND DELIVERY OF BATTERIES UNDER THIS AGREEMENT.  Romeo and its Affiliates shall prioritize the manufacture and supply of the Batteries to Nikola to ensure timely fulfillment of Purchase Orders. If Romeo cannot meet the requirements of an accepted Forecast or a Purchase Order, Romeo must promptly notify Nikola and propose a revised delivery date, and Nikola may, at its option, require Romeo to deliver the Batteries using priority freight delivery (with all incremental freight charges at Romeo’s ’s expense).  If, at any time after PPAP level 5 approval, Romeo fails to deliver Batteries when required under the applicable Purchase Order (other than any failure attributable to Nikola or any vendor or supplier thereto (other than Romeo)) and Nikola’s manufacturing lines that rely on Batteries are idled as a result, then the Quantity Satisfaction shall be reduced by five percent (5%) for each day that such lines remain idled until Romeo resumes deliveries.

9.         Supply Constraint. If Romeo’s ’s ability to manufacture and deliver any Batteries in accordance with the then current accepted Forecast is constrained for any reason (other than a Force Majeure Event), Romeo will promptly notify Nikola of the supply constraint and Romeo’s plan to resolve it, and will provide Nikola reasonable periodic updates regarding the steps taken to resolve the supply constraint.

10.       Pack Development & Productionization.

(a)        Engineering.

(i)        Romeo shall timely develop and engineer production-ready Batteries (the “Services”) that pass the tests and meet the requirements of the Design Validation Plan & Report (“DVP&R”) as set forth in Annex 5. [*].

(ii)       Romeo acknowledges that the conduct of DVP&R and achieving PPAP level 5 approval is a complex process (the “Development Process”) that involves multiple interdependent projects and initiatives that rely on input and performance from each Party hereto and from several vendors, and that Romeo is primarily responsible for managing the Development Process.  Further, each Party acknowledges that processes such as the Development Process are subject to unanticipated delays and that project management best practices, consistent with budgetary constraints, must be consistently applied to mitigate any such delays.  Accordingly, Romeo will manage and conduct the Development Process in accordance with such best practices in a timely manner.

(iii)      If Nikola at any time is concerned that, as a result of Romeo’s failure to manage the Development Process as provided in Section 10(a)(ii) in a timely manner,  either the timing or quality of the Development Process is substantially compromised, Nikola may so notify Romeo in writing.  The Parties will then collaborate to address Nikola’s concerns and remediate any Romeo performance deficiencies.  If Romeo fails to promptly collaborate as required herein upon receipt of such notice from Nikola and to address and resolve any performance deficiencies in accordance with Nikola’s recommendations and project management best practices, Nikola may terminate this Agreement with immediate effect upon written notice to Romeo, notwithstanding any cure period set forth herein.

(b)        Pack Line Capital Costs. In conjunction with specifications, requirements, and direction provided by Nikola, Romeo and its Affiliates shall design, procure, and install all machinery, equipment, and tooling necessary to timely assemble the Packs (“Pack Line”) in the quantity required herein at Romeo’s facility in Vernon, CA, USA. [*].

(c)        Supplier Tooling. Romeo and its Affiliates shall timely procure the necessary supplier equipment and tooling (“Pack Supplier Tooling”) to produce the Pack enclosure and associated components, [*].

(d)        BorgWarner Support. Romeo shall engage the JV to industrialize and productionize the Batteries and associated equipment, machinery, and tooling, including but not limited to the Pack Line and Pack Supplier Tooling.

11.       Acceptance. Batteries delivered will be subject to Nikola’s inspection, test and rejection. Acceptance testing and inspection of Batteries will be performed at Nikola’s vehicle fabrication facility (or other applicable delivery destination specified in the Purchase Order) by Romeo’s (as necessary) and Nikola’s personnel.  For avoidance of doubt, if acceptance is delayed with respect to any Purchase Order beyond the date that payment thereunder is due, Nikola shall nevertheless make such payment when due, provided that Nikola shall be entitled to return (at Romeo’s expense) any Batteries that are rightfully rejected and promptly receive a refund therefor.  Any Batteries delivered (individual units or entire lots) that do not comply with the requirements of the applicable Specifications (as defined herein), Purchase Order or this Agreement may be rejected; provided, however, that any Batteries accepted upon completion of end-of-line testing and inspection, but later discovered to be Defective Batteries, will instead be handled according to Sections 12 and 13.  Payment of invoices in no way limit Nikola’s rights or remedies under Sections 12 or 13. “Specifications” means the specifications and requirements set forth in Annexes 3 & 4 and any relevant drawings consistent with such specifications that Romeo provides and Nikola approves in writing; provided, however, that if this Agreement is executed before Annexes 3 & 4 are complete, then the Parties shall mutually agree on the final version thereof within forty eight (48) hours after such execution.

12.       Warranties.

(a)        Romeo represents and warrants that: (a) it has the right to enter into this Agreement and its performance of this Agreement will be free and clear of liens and encumbrances; (b) entering into this Agreement will not cause Romeo to breach any other agreements to which it is a party; (c) the Batteries will be new and comprised of new materials when delivered; (d) to Romeo’s knowledge, neither the Batteries nor any portion thereof infringes any patent, copyright, trademark, trade secret, or other proprietary right (“Intellectual Property Right”) of a third party; (e) when delivered to Nikola, the Batteries will conform to all applicable laws in the United States and Canada, including but not limited to, the National Traffic and Motor Vehicle Safety Act and United States Federal Motor Vehicle Safety Standards. Romeo further warrants (the “Product Warranty”) that the Batteries will meet the Specifications and be free from any defects in material and workmanship or due to design for a period commencing upon delivery of the Battery to Nikola and continuing for: [*].

(b)        Notwithstanding the foregoing, the Product Warranty shall be void and of no force or effect if (i) the Battery is altered or repaired by any person other than Romeo or Romeo’s authorized service representative, (ii) either Nikola or any person that subsequently obtains the Battery shall fail in any respect to install, operate, maintain, store and transport the Battery in accordance with any guidelines or instructions provided by Romeo, (iii) cell temperature is at any time outside the range set forth in the Specifications, which temperature is not caused by or attributable to Romeo, or (iv) the Battery is at any time exposed to ambient temperatures outside the range set forth in the Specifications. Further, Romeo shall have no liability or obligation under the Product Warranty, and no Battery shall be deemed to violate the Product Warranty, as a result of any failure, condition or problem attributable to (i) accident, (ii) fire, (iii) immersion in liquid, (iv) natural disasters, war, riot, terrorism, or other events or occurrences that are beyond Romeo’s reasonable control, or (v) if not attributable to Romeo, electrical overloading or external electrical shorts, power failure surges, inrush current or lightning.

(c)        For all Batteries that Nikola’s designee(s) purchases, if any, Romeo agrees that Nikola may enforce against Romeo any and all applicable warranties set forth in this Section 12 in the same manner as if Nikola was the actual purchaser of the Batteries.  Further, Nikola’s rights and remedies under this Agreement with respect to the Batteries (including all warranties) remain in full force and effect even if Nikola sells, consigns or otherwise transfers the Batteries to any of Nikola’s contract manufacturers or other subcontractors provided that they are properly stored in Romeo’s original packaging and in accordance with Romeo recommendations. Further, the warranty shall follow the Batteries as installed on the original vehicle, tracked by VIN and Battery serial number until expiration, as noted above.

13.       Remedies for Defective Batteries.

(a)        “Defective Battery” or “Defective Batteries” means any Battery that: (i) fails to comply with the applicable Product Warranty at any time during the applicable warranty period, (ii) fails to comply with any applicable law or regulation at time of delivery; or (iii) creates a theretofore unknown substantiality greater relative risk of bodily injury or property damage.

(b)        If, after acceptance, Nikola gives notice to Romeo that more than [*] percent of the Batteries delivered over the course of any calendar quarter or [*] percent during a calendar year are Defective Batteries, the Parties will promptly convene a quality control committee (“QCC”) to determine the cause. Nikola and Romeo may each designate three (3) of their respective qualified personnel to participate in the QCC.  Romeo will provide a sufficient number of qualified manufacturing, materials and quality engineers to effectively conduct the necessary analyses and to document the QCC findings. The QCC will conduct weekly meetings until the cause has been determined and documented to Nikola’s reasonable satisfaction.  Based on such determination of the QCC, Romeo will take appropriate remedial steps approved by the QCC to reduce the defect rate to less than [*] percent per calendar quarter or [*] percent per calendar year.

(c)        If more than [*] percent of Batteries delivered to Nikola over a three (3) month period after successful completion of the PPAP level 5 approval are Defective Batteries, regardless of fault or QCC determination, the Quantity Satisfaction will be reduced to zero and will be deemed met.

14.       Return of Batteries.  At its expense, Romeo will accept the return of any Defective Batteries that Nikola or its designee(s) returns and will thereupon ship replacement Batteries on the same day the Nikola or its designee(s) returns the Batteries to the extent sufficient Safety Stock (as hereinafter defined) is available or as promptly as is reasonably practicable otherwise.  Romeo will produce and store [*] Packs based upon the applicable Forecast in inventory solely for the purpose of replacing Defective Batteries (the “Safety Stock”).  Romeo will promptly replenish the Safety Stock as it is depleted.

15.       Modifications.  Either party may, upon written notice to the other party, request changes to the Specifications.  The party receiving any such request will respond thereto within ten (10) business days, which response will either (i) accept such request or (ii) reject such request.  Neither party will unreasonably reject any such request.  A reasonable basis for Nikola’s rejection of any request to change the Specifications from Romeo would be that the proposed change would make the Batteries less useful, of lower quality in any material respect, or substantially delay or otherwise affect Nikola’s ability to manufacture vehicles in a timely manner.  A reasonable basis for Romeo’s rejection of any request to change the Specifications from Nikola would be that the proposed change would make the Batteries more expensive to produce (except to the extent that Nikola agrees to increase the prices hereunder pro rata based upon such increase in production costs) or would increase the time required for Romeo to produce the Batteries or that Romeo lacks the resources required to accommodate the requested change.  Any rejection will be accompanied by a detailed explanation of the reason therefor.  If a party hereto requests a change to the Specifications and such request is rejected, the parties, upon notice from the party that requested the change, will promptly confer and mutually agree to revise the Specifications and, potentially, other terms of this Agreement in an effort to accomplish as much as possible the goals of the party making the request for the change while reasonably addressing the concerns of the other party.  If any change to the Specifications is required to comply with a change in law or regulation or to address a material safety concern, the parties will mutually agree to such change and to any changes to other terms hereof that are fair and equitable in light of such change to the Specifications.

16.       Service Units and Support Services.  Romeo will provide the service units and support services set forth on Annex 1.

17.       Logistics. Delivery terms will be FCA (INCOTERMS 2010) from Romeo’s manufacturing facility, distribution center, or hub to the location designated in the applicable Purchase Order. If Nikola or its designee(s) is the “Importer of Record,” Romeo will, at no charge, promptly forward to Nikola any documents Nikola or its designee(s) may reasonably require to allow Nikola or its designee(s) to clear the Batteries through customs and/or obtain possession of the Batteries at the port of entry.  Romeo will use the freight carriers that Nikola or its designee(s) selects or approves.  Romeo will package all Batteries in accordance with applicable Specifications using at least industry-standard commercial practices.

18.       Manufacturing Commitment.  Regardless of initial manufacturing yields or any other circumstance, Romeo will always timely start the manufacture of the Batteries in order to fully and timely meet Nikola’s accepted Forecasts.  For example, if Romeo is experiencing undesirable manufacturing yields during the initial ramp of any Batteries, Romeo will nevertheless continue to manufacture the Batteries to meet Nikola’s accepted Forecast.

19.       Right to Manufacture. If Romeo materially breaches its supply obligations under this Agreement and fails to cure such breach within thirty (30) Days of Romeo’s receipt of Nikola’s written notice of such breach (“Cure Period”), then Romeo, shall grant and hereby grants to Nikola an irrevocable, sublicensable, worldwide, royalty-free license for the duration of the breach to produce that number of Batteries that Romeo was obligated but failed to supply.

20.       Limits of Liability.  Except for any violation of any obligation with respect to Confidential Information or to pay amounts owing under any Purchase Order, (i) in no event will either party be liable under this Agreement for consequential or exemplary damages, and (ii) in no event will either party’s liability to the other arising out of or in connection with this Agreement exceed, in the aggregate, the amounts paid or payable by Nikola to Romeo during the twelve (12) month period preceding the time that such liability first accrues.

21.       Indemnification.

(a)        Romeo’s Obligations. Romeo agrees to indemnify, defend and hold harmless, reimburse and compensate Nikola, Nikola’s Affiliates, and each of their shareholders, directors, officers, employees and agents (collectively “Nikola Indemnities”) from and against any and all costs, fees, penalties, expenses, damages (consequential and otherwise) that any Nikola Indemnitee is obligated to pay to the Claimant (as hereinafter defined), and reasonable attorneys’ fees (“Losses”) arising out of any claim brought by any third party (the “Claimant”) against Nikola to the extent that such Losses arise from any actual or alleged:

(i)        Noncompliance by Romeo with any of its representations, warranties or obligations under this Agreement (other than the Product Warranty);

(ii)       Defect that causes the Batteries to be unreasonably dangerous, to the extent that such defect causes personal injury, death or property damage;

(iii)      Negligence, recklessness or willful misconduct of Romeo;

(iv)      Recall campaign, corrective service action, or other voluntary or involuntary action in which Nikola reasonably participates with respect to the Batteries that is not attributable to the negligence or fault of Nikola or any affiliate thereof;

(v)        Any spill, discharge or emission of hazardous wastes or substances from the Batteries;

(vi)      Infringement (including claims of direct or contributory infringement or inducement to infringe) of any Intellectual Property Right (as defined herein) by the Batteries provided by Romeo;

(vii)     Damages to the property of or personal injuries to Nikola, Nikola’s customers, their respective agents, or any other person or entity to the extent arising from or in connection with Romeo’s negligence associated with its work on Nikola’s controlled premises or its use of Nikola’s property; or

(viii)    Challenge to Nikola’s sole right, title and interest in the tooling, jigs, dies, gauges, fixtures, molds, patterns, supplies (the “Tooling”), or right to possession of the Tooling, brought by any third party, including toolmakers, subcontractors, and lending institutions, other than any of the foregoing that is based upon any act or omission or Nikola, any Affiliate thereof, or any of their respective agents or representatives.

(b)        Nikola’s Obligations. Nikola agrees to indemnify, defend and hold harmless, reimburse and compensate Romeo, Romeo’s Affiliates, and each of their shareholders, directors, officers, employees and agents (collectively “Romeo Indemnities”) from and against any and all Losses (“Losses”) arising out of any claim brought by the Claimant against Romeo to the extent that such Losses arise from any actual or alleged:

(i)        Negligence, recklessness or willful misconduct of Nikola; or

(ii)       Recall campaign, corrective service action, or other voluntary or involuntary action in which Romeo reasonably participates with respect to the Batteries that is attributable to the negligence or fault of Nikola or any affiliate thereof.

(c)        Process. The indemnified party shall tender sole control of the defense and settlement of any indemnified claim to the indemnifying party and shall reasonably cooperate with the indemnifying party in such defense; provided that the indemnifying party shall not settle any claim without the indemnified party’s consent, not to be unreasonably withheld, delayed or conditioned.  The indemnified party may at its option participate in the defense of any claim with its own counsel, at its expense.

(d)         Obligation Scope. The indemnifying party’s obligations under this Section even apply to Losses partially caused by any indemnitee’s negligence, provided that in that event such liability shall be equitably apportioned.  The indemnifying party’s obligation to defend and indemnify under this Section apply regardless of whether the claim arises in tort, negligence, contract, warranty, strict liability or otherwise.  The indemnification obligation under this Section will not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for the benefit of the indemnifying party under workers’ compensation acts, occupational disease acts, disability benefits acts or other employee benefits acts.

22.       Duty to Correct.  If a third-party claims that any Batteries infringe such third party’s Intellectual Property Right, Romeo will, in addition to its obligations in this Agreement, promptly notify Nikola in writing and, at its own expense, keep Nikola informed of Romeo’s defenses.  If a third party  obtains a final non-appealable judgment against Romeo arising out of a claim by such party alleging that the Batteries infringe an Intellectual Property Right(s) of such third party, Romeo will exercise the first of the following remedies that is practicable: (a) obtain from such third party the right for Nikola to use, import and sell such Batteries in Nikola products; (b) modify the Batteries so they are non-infringing and in compliance with this Agreement; (c) replace the Batteries with non-infringing versions that comply with the requirements of any Specifications and this Agreement; or (d) at Nikola’s sole request and option, accept the return of infringing Batteries in Nikola’s possession and refund any amounts Nikola paid.

23.       Termination.

(a)        Termination by Nikola for Cause. Subject to Section 23(b), Nikola may also terminate for cause, effective upon delivery of a termination notice or upon such other date specified by Nikola in writing.  Subject to Section 23(b), Cause means:

(i)        Breach of any warranty or other term of this Agreement; or

(ii)       Assignment for the benefit of creditors, voluntary bankruptcy or involuntary bankruptcy or insolvency proceedings that are not dismissed within ninety (90) days.

(b)        Cure.  Subject to the provisions of Section 8 and 10, if Romeo breaches any warranty or other term of this Agreement, (i) Romeo may cure such breach within thirty (30) days of Romeo’s receipt of written notice thereof from Nikola if such breach is reasonably capable of being cured within thirty (30) days or, (ii) if such breach is not reasonably capable of being cured within such thirty (30) day period, Romeo commences to cure such breach within such thirty (30) day period and pursues such cure to completion with reasonable diligence.

(c)        Limitations on Nikola's Obligations Following Termination..

(i)        Within one (1) month after the date of termination, Romeo must provide Nikola with a complete list of Nikola's obligations hereunder which list Nikola may verify via audit of Romeo's records, either before or after payment.

(ii)       Nikola is not obligated to make any payment for Batteries, Pack Line, Pack Supplier Tooling, equipment, tooling, works in process, parts or raw materials: (i) in excess of those authorized or required under any Purchase Order, (ii) that are damaged or destroyed or that are not merchantable or useable; (iii) that are in Romeo's standard stock or that are readily marketable; or (iv) that can be returned by Romeo for credit.

(iii)      Nikola is not liable, directly or on account of claims by Romeo's subcontractors, for consequential damages, loss of anticipated profit, failure to realize anticipated production volumes, revenues or savings, unabsorbed overhead, interest on claims, product development and engineering costs, tooling, facilities and equipment rearrangement costs or rental, unamortized capital or depreciation costs, or general administrative burden charges from termination or expiration of this Agreement by Nikola pursuant to Section 23(a).

(d)        Termination by Romeo for Cause. Romeo may only terminate this Agreement for non-payment of the purchase price for the Batteries or other breach of this Agreement by Nikola, and then only if:

(i)        Romeo first provides Nikola written notice specifying the amounts past due or other breach hereof and Romeo's intent to terminate this Agreement if the past due amount is not paid or other breach cured; and

(ii)       Nikola does not either:

(1)        pay the past due amounts or notify Romeo that the amount claimed to be unpaid are disputed by Nikola in good faith, in either event within ten (10) days of notice of such default, in the event of a payment default

(2)        or (x) cure such breach within thirty (30) days of Nikola’s receipt of written notice thereof from Romeo if such breach is reasonably capable of being cured within 30 days or, (y) if such breach is not reasonably capable of being cured within such thirty (30) day period, commence to cure such breach within such thirty (30) day period and pursue such cure to completion with reasonable diligence

(e)        Romeo's Obligations Following Termination For Any Reason. Notwithstanding any claimed or actual breach by Nikola (but provided that Nikola is current in its payment obligations and only using the Batteries in Vehicles), Romeo shall cooperate during the transition to a successor supplier (“Transition Support”), which consists of the following:

(i)        Romeo shall continue production and delivery of all Batteries ordered by Nikola consistent with the accepted Forecast, at the prices and other terms stated in this Agreement, without premium or other condition, during the entire period reasonably needed by Nikola to complete the transition to the alternate supplier(s) (but not exceeding one hundred twenty (120) days);

(ii)       At no cost to Nikola (except as provided in Section 23(d)(iii)), Romeo shall promptly provide all reasonably requested information and documentation regarding and access to Romeo's manufacturing process relating to Packs, related bill-of-material data, tooling and process detail and samples of Packs and components; and

(iii)      If the transition occurs for reasons other than Nikola’s termination for cause, Nikola will, at the end of the transition period, pay the reasonable, actual cost of the assistance under Section 23(d)(ii), provided that Romeo has advised Nikola prior to incurring such amounts of its estimate of such costs. If the parties disagree on the cost of Transition Support, Nikola will pay the agreed portion to Romeo without prejudice to Romeo's right to seek to recover any disputed amounts.

24.       Intellectual Property. If Romeo, or any person employed by or working under the direction of Romeo, in the performance of Section 10 of this Agreement conceives or first reduces to practice: (i) any invention or any experimental, development or research activities, including engineering related thereto, whether or not patentable; (ii) any reduction to practice of any subject matter, application or discovery which could be patented or copyrighted; or (iii) any improvement in the design of the Packs or any alternative or improved method of accomplishing the objectives of this Agreement (collectively, “Inventions”), such Inventions will be owned solely by Nikola and be deemed Nikola's confidential and proprietary property and Romeo shall not disclose or otherwise use such Inventions for the benefit of any third party.  Romeo: (z) shall promptly disclose and assign all Inventions; (y) hereby assigns all Inventions; and (x) shall cooperate (and cause its employees to cooperate) in executing any documents and take any other actions necessary or convenient to patent, copyright, or otherwise perfect or protect all Inventions; each of the foregoing, to or for the sole and exclusive benefit of Nikola. Further, Romeo shall ensure that the terms of its agreements with its subcontractors and employees are consistent with the terms of this Section.

25.       Miscellaneous.

(a)        Incorporation by Reference.  The terms and conditions in the Recitals and the Annexes hereto are incorporated herein by this reference.

(b)        Relationship of Parties.  Nothing in this Agreement creates a joint venture, partnership, franchise, employment or agency relationship or fiduciary duty of any kind. Neither Party will have the power to, nor will it hold itself out as having the power to, act for or in the name of or to bind the other Party.  Except as expressly provided, this Agreement is not for the benefit of any third parties.

(c)        Branding. Except as otherwise required by law, the Batteries or any components thereof may not include any indicia or branding that denotes or otherwise indicates Romeo or its Affiliates as the source of the Batteries. Further, Romeo shall include Nikola branding on the Batteries, to the extent reasonably requested by Nikola.

(d)        No Waiver; Governing Law.  The failure of either Party to enforce any right resulting from breach of any provision of this Agreement shall not be deemed a waiver of any right relating to a subsequent breach of such provision or of any other right hereunder. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without resort to conflicts of law principles. The Parties further agree that the forum for any legal proceeding arising as a result of this Agreement shall be in the courts of Maricopa County, Arizona.

(e)        Confidentiality. Except as is necessary to accomplish the purposes of this Agreement, the recipient of any Confidential information (as defined herein) shall hold such Confidential Information in the strictest confidence and shall not use or disclose it without the prior express written consent of the disclosing party, provided that, to the extent permitted under applicable law, any disclosure authorized hereunder shall be made subject to written obligations of confidentiality that are at least as protective of the Confidential Information as this Section 25(d). “Confidential Information” includes the existence of this Agreement (provided that either party may disclose the existence and terms of this Agreement to its financial, legal and other advisors, to any actual or potential creditor, investor or other person similarly having a reasonable interest therein or as required by law or the rules of any securities exchange), all non-public information, including trade secrets, specifications, formulae, compositions, processes, designs, drawings, samples, instructions, models, notes, techniques, diagrams, which are clearly marked with “proprietary,” “confidential” or similar legend or if it would be apparent to a reasonable person that such information is of a confidential or proprietary nature; provided, that, if Romeo is required to disclose any Confidential Information (including the filing of this Agreement) pursuant to law or regulation (each a “Required Disclosure”), Romeo shall provide timely written notice to Nikola to the extent permitted by law and Romeo shall seek confidential treatment with respect to the disclosure of this Agreement to any governmental authority and shall provide Nikola with a reasonable opportunity to review and make suggestions to any proposed disclosure, which reasonable suggestions will be accepted by Romeo  (including any redacted copy of this Agreement to be filed as an exhibit to (i) any public filing by Romeo pursuant to U.S. securities laws or (ii) any other public filing pursuant to any other applicable law or regulation); provided, further, that Romeo shall disclose only that portion of the Confidential Information, which upon the advice of Romeo’s counsel, is legally required to be disclosed. Notwithstanding anything herein to the contrary, following any Required Disclosure, Romeo shall continue to treat any Confidential Information included in such Required Disclosure as confidential and the disclosure of such Confidential Information shall continue to be restricted by the terms hereof as if such Required Disclosure did not occur. For the avoidance of doubt, Confidential Information disclosed in a Required Disclosure is still Confidential Information, including but not limited to Nikola’s identity as a party hereto, regardless of whether publicly disseminated. Any Confidential Information disclosed pursuant hereto shall remain the sole property of the disclosing party.

Notwithstanding the foregoing, Confidential Information shall not include information that is:   (i) rightfully known to the receiving party prior to receipt of the same from the disclosing party; (ii) independently developed by personnel of the receiving party without any reference or access to the Confidential Information; or (iii) generally made available to third parties by disclosing party without restriction concerning use or disclosure. Notwithstanding anything herein to the contrary, any deliverables, results, or work product created pursuant to Section 10 hereof shall be deemed Nikola's Confidential Information and may only be exploited or used by Romeo for the exclusive benefit of Nikola; provided that, notwithstanding anything herein to the contrary, (i) nothing in this Agreement shall limit or restrict Romeo from using or disclosing any Residuals for any purpose, including without limitation use in development, manufacture, promotion, sale and maintenance of its products and services, provided that this right to Residuals does not represent a license under any Nikola patents, and (ii) receipt of Confidential Information under this Agreement will not create any obligation in any way limiting or restricting the assignment and/or reassignment of Romeo’s personnel.  “Residuals” means any information retained in the unaided memories of Romeo’s personnel who have accessed and used Nikola’s Confidential Information pursuant to the terms of this Agreement, including information subsequently recorded or otherwise expressed in writing or on other media from such unaided memory.  A person’s memory of information is unaided if he or she is not known to have an eidetic, photographic, or other type of atypical memory and he or she does not refer to tangible embodiments of such information (other than notes taken and documents prepared by Romeo’s personnel in the ordinary course of performing their duties for Romeo and not for the purpose of copying tangible embodiments of Confidential Information) for the purpose of using or disclosing such information. THE EXISTENCE OF NIKOLA AS A PARTY HERETO IS NOT A RESIDUAL. NOTHWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, ROMEO MAY NOT PUBLICLY DISCLOSE OR COMMENT ON THE EXISTENCE OF THIS AGREEMENT TO ANY PARTY, EXCEPT FOR IN A REQUIRED DISCLOSURE.

(f)         Press Releases and Publicity.  Neither Nikola nor Romeo will issue press releases or other publicity regarding this Agreement or its subject matter without the prior written approval of the other.

(g)        Compliance with Laws.  Romeo agrees that it will fully comply with all applicable laws and regulations in performing its obligations under this Agreement.  Romeo agrees that it will not export, re-export, sell, resell or transfer any customer data or any export-controlled commodity, technical data or software (i) in violation of any law, regulation, order, policy or other limitation imposed by the United States (including the United States Export Administration regulations) or any other government authority with jurisdiction; or (ii) to any country for which an export license or other governmental approval is required at the time of export, without first obtaining all necessary licenses or equivalent.

(h)        Insurance and Loss Prevention.  Romeo will comply with the requirements specified in Annex 2 hereto.

(i)         Assignment.  This Agreement is personal to Romeo, and Romeo may not assign, delegate or otherwise transfer this Agreement, any Purchase Order, and/or any right or obligation thereunder without the prior written consent of Nikola, which consent will not be unreasonably withheld, delayed or conditioned.  Withholding consent will be deemed to be reasonable so long as the assignment, delegation or other transfer would be reasonably expected to impair Romeo’s ability to perform its obligations under this Agreement (whether because the acquiror lacks industry experience, is financially unsound or for any similar reason).  If Nikola withholds consent, Romeo and Nikola will, to the extent requested by Romeo, confer in an effort to address Nikola’s concerns regarding the proposed assignment, delegation or other transfer so as to obtain Nikola’s consent thereto to the extent reasonably practicable.  A Change of Control, as defined below, will be considered an assignment of this Agreement.  Any assignment, delegation, subcontracting or other transfer, in whole or in part, without such consent will (as Romeo’s sole liability and Nikola’s sole and exclusive remedy therefor) reduce the Quantity Satisfaction to zero, deem it to have been met, and terminate Nikola’s obligations with regard to the Development Process, Pack Line, and Supplier Pack Tooling, resulting in no liability to Nikola in conjunction therewith.  For the avoidance of doubt, Nikola shall have no further liability to Romeo upon assignment of this agreement by Romeo if Romeo shall fail to seek consent therefor as required hereunder or if Nikola reasonably withholds such consent as provided above. Subject to the foregoing, this Agreement will be binding upon, and inure to the benefit of, the successors, assigns, representatives, and administrators of the Parties.  “Change of Control” means (i) any sale or exchange of the capital stock by the shareholders of Romeo in one transaction or a series of related transactions where more than 50% of the outstanding voting power of Romeo is acquired by a person or entity or group of related persons or entities; (ii) any reorganization, consolidation or merger of Romeo where the outstanding voting securities of Romeo immediately before the transaction represent or are converted into less than fifty percent 50% of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iii) the consummation of any transaction or series of related transactions that results in the sale of all or substantially all of the assets of Romeo, other than where the entity acquiring shares or assets, or the surviving entity with respect to clause (ii) above, is Romeo or a wholly owned subsidiary of Romeo.  For the avoidance of doubt, Romeo’s use of consultants and other service providers in the performance of its obligation hereunder (such as, by way of example and not limitation, its use of the JV in connection with its development and operational obligations hereunder) shall not be deemed to be a delegation in violation of or to otherwise violate this Section 25.

(j)         Audits & Inspections.  During the Term and for two (2) years thereafter, Nikola or its representatives may inspect Romeo facilities and audit Romeo’s records to verify that Romeo has complied with its obligations under this Agreement.  Romeo will provide Nikola or its representatives any information and documentation that is reasonably requested in connection with such audit or inspection. Romeo will maintain all records related to the Batteries during the Term and for two (2) years thereafter. Romeo will reimburse Nikola within 45 days after the audit is completed for any overpayments made by Nikola or its designee(s). Romeo must track the date Batteries are produced and make such information available to Nikola upon Nikola’s request during the term of this Agreement and for two (2) years after the Batteries are delivered.

(k)        Romeo Affiliate(s).  Romeo may perform its obligations under this Agreement through one or more of Romeo’s Affiliate(s).  Romeo is not relieved of any of its obligations under this Agreement by virtue of utilizing an Affiliate(s) to perform its obligations under this Agreement. Any breach of this Agreement by an Affiliate(s) is deemed to be a breach of this Agreement by Romeo. If a Romeo Affiliate is providing Batteries or related services under this Agreement, then Romeo must notify Nikola in writing of the affiliate’s identity and clearly explain its legal and corporate relationship with Romeo.

(l)         Remedies.  If Romeo breaches any term of this Agreement in connection with the provision of Batteries to Nikola’s designee(s), then Romeo agrees it owes to Nikola any and all remedies under this Agreement for such breach as if Nikola had been the direct purchaser of the Batteries from Romeo. For example, if Romeo fails to timely deliver Batteries to Nikola’s designee(s), then Romeo will owe Nikola (and Nikola can seek from Romeo under this Agreement) any available remedies for failing to timely deliver such Batteries. If Nikola seeks remedies in such event, then Nikola’s affected designee(s) cannot seek remedies for the same breach.

(m)       Reports.  Romeo will, at Romeo’s expense, provide reports requested by Nikola, including reports regarding the Batteries, Purchase Orders, and Defective Batteries.

(n)        Notices.  Any notice required or permitted hereunder will be in writing and will be given to the appropriate Party at the address first set forth above, or at such other address as the Party may hereafter specify in writing.  Any notices to Nikola will be sent to the attention of Nikola’s operations department.  Such notice will be deemed given: upon personal delivery to the appropriate address; or three (3) Business Days after the date of mailing if sent by certified or registered mail; or one (1) Business Day after the date of deposit with a commercial courier service offering next business day service with confirmation of delivery. “Business day” means any day on which banks are open for business in Phoenix, Arizona.

(o)        Force Majeure.  Neither Party will be liable for any failure to perform caused by circumstances beyond its reasonable control including, but not limited to, acts of God, earthquakes, hurricanes, floods, tornados, fires, acts of war, hostilities, invasions, terrorism, civil disorder, riots, labor actions (other than actions by Romeo’s personnel and contractors), major upheavals, government action, government restrictions, blockade, embargo, utility disruptions, including power and water, or accident (each, a “Force Majeure Event”), provided: (i) it promptly notifies the other Party and uses reasonable efforts to correct its failure to perform; and (ii) it has taken such commercially reasonable efforts to protect against and mitigate the impact of the force majeure event if such event was reasonably foreseeable or was of a kind for which such precautionary measures are customarily taken in the applicable industry. For the avoidance of doubt, the COVID-19 pandemic is not a force majeure event, but any governmental actions taken in response thereto after the date hereof (e.g., orders requiring the closure of manufacturing facilities or suspension of shipping) may be Force Majeure Events.

(p)        Headings.  The section headings in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

(q)        Severability. If a court finds any provision of this Agreement or any right or obligation invalid or unenforceable, this Agreement shall be immediately deemed amended to: (i) include a provision that reflects the intent of the Parties, or, if (i) is not possible, (ii) to exclude such provision and the parties shall negotiate in good faith a substitute provision that reflect the Parties’ intent at the time of entering into this Agreement.

(r)         Related Documents; Precedence.  The terms and conditions of any Purchase Order and the terms and conditions of any schedules, annexes, attachments and other documents referenced herein or therein are incorporated into the terms and conditions of this Agreement.  In the event of any conflict in the documents which constitute this Agreement, the order of precedence will be (i) this Agreement; (ii) any other schedules, annexes, attachments and other documents referenced and incorporated herein and therein; and (iii) any Purchase Order.

(s)        Counterparts.  This agreement may be executed in two (2) or more counterparts including signing an electronic or facsimile copy. Each counterpart shall be deemed an original and all counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the effective date shown above.  Each of the persons signing this Agreement affirms that he or she is duly authorized to do so and thereby to bind the indicated entity.  This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[*] [*] Address: [*]		Lionel Selwood, Jr. President Address: 4380 Ayers Avenue
Nikola Corporation		Romeo Systems, Inc.

/s/ Mark Russell		/s/ Lionel Selwood, Jr.

Name:	Mark Russell	Name:	Lionel Selwood, Jr.
Title:	Chief Executive Officer	Title:	President
Address:	[*]	Address:	4380 Ayers Avenue
Vernon, CA 90058

Annex 1

Service and Support

1.         Romeo will accept and fulfill Purchase Orders for replacement Batteries (“Service Units”) [*]. To ensure that it is able to do so, Romeo agrees to (i) maintain an adequate stock of Service Units and/or (ii) maintain the equipment and materials (or the ongoing ability to timely acquire as needed) needed to produce and timely deliver Service Units throughout this five-year period. [*].

[*]

Annex 2

Insurance and Loss Prevention

1.         Romeo will, at no cost to Nikola or Nikola’s designee(s), maintain the following minimum insurance in full force and effect throughout the term of this Agreement: (i) public liability or commercial general liability insurance, including coverage for products liability and products/completed operations hazard, claims by one insured against another insured, and Romeo’s defense and indemnity obligations under this Agreement, with coverage of not less than $5,000,000 USD combined single limit per occurrence and $5,000,000 USD annual aggregate; (ii) automobile liability insurance in compliance with all statutory requirements and providing coverage for third party bodily injury and property damage, with limits of not less than $500,000 USD each accident, for all owned, non-owned and hired motor vehicles used in the performance of Romeo’s obligations under this Agreement; (iii) workers’ compensation insurance in compliance with all statutory regulations in any country, state, territory or province where any of the Batteries are provided, manufactured or delivered; and (iv) property insurance on an all-risk of physical loss basis, subject to standard exclusions, with sufficient limits to cover Romeo’s liability for risk of loss or damage to Nikola property while in Romeo’s care, custody or control.

2.         The insurance coverage that Romeo is obligated to carry pursuant to this Annex 2 will include either (i) an indemnity to principals clause and either a blanket interest provision, or separately note the interests of Nikola, its subsidiaries and Affiliates, and any other Party which Nikola may reasonably designate as principals for liabilities and damages for which Romeo is obligated to provide indemnity to such parties pursuant to this Agreement, or (ii) Nikola, its subsidiaries and Affiliates, and any other party which Nikola may reasonably designate as additional insureds for liabilities arising out of the acts or omissions of the Romeo, its employees, and agents in the performance of this Agreement. The property insurance that Romeo is obligated to carry will include Nikola, its subsidiaries and Affiliates as loss payees, as their interests may appear. The insurance that Romeo maintains will be primary to and without a right of contribution from any insurance maintained by or otherwise afforded to Nikola, its subsidiaries and Affiliates.

3.         Romeo will deliver to Nikola’s procurement department ([*]) one or more certificates of insurance showing evidence of the maintenance of the coverage required above. In the event of cancellation of any required coverage, Romeo will promptly replace such coverage so that no lapse in insurance occurs. Nikola reserves the right to perform risk evaluations of Romeo’s facilities and Romeo agrees to work with Nikola to upgrade any facility that does not comply with such requirements.

Annex 3

Module Specifications

Annex 4

Pack Specifications

Annex 5

Design Validation Plan & Report